Exhibit (p)(1)(ii)

Code of Ethics

Independent Trustees of

1290 Funds

EQ Advisors Trust

April 2026

Code of Ethics

1290 Funds

EQ Advisors Trust (“EQAT”)

I.	General Provisions

A.	Individuals Covered

It is the 1290 Funds’ and EQAT’s (collectively, the “Funds”) policy that all Access Persons of each Fund shall be subject to a written code of ethics meeting requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). This Code applies only to Access Persons who are Independent Trustees of a Fund. All other Access Persons of the Funds are subject to the provisions of other codes of ethics that have been adopted by the Investment Adviser or the principal underwriter to the Funds and approved by the Board in accordance with the requirements of Rule 17j-1 under the 1940 Act.

B.	General Principles

In recognition of the trust and confidence placed in the Funds by shareholders1, and to give effect to the Independent Trustees’ shared belief that Fund operations should be directed to the benefit of each Fund’s shareholders, the Funds hereby adopt the following general principles to guide the actions of their Independent Trustees:

i.

The interests of Fund shareholders are paramount, and the Independent Trustees must conduct themselves to give maximum effect to this tenet by assiduously placing the interests of Fund shareholders before their own.

ii.

All personal transactions in securities by the Independent Trustees must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Funds and their shareholders.

iii.

Independent Trustees must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to the Funds, or that otherwise bring into question the person’s independence or judgment.

iv.

Notwithstanding compliance with the technical requirements of this Code, all material non-public information (“MNPI”) (as interpreted under the federal securities laws) received in the course of service as an Independent Trustee (including without limitation MNPI regarding Fund transactions in Covered Securities, actual or contemplated) is confidential, and Independent Trustees are prohibited from communicating (“tipping”) such MNPI to others. Similarly, if an Independent Trustee serves as a director, trustee, officer, consultant, or employee

[1]

For the purpose of the Funds, the term “shareholder” shall be deemed also to include owners of variable annuity contracts and variable life insurance policies funded through separate accounts investing in a Fund and participants in The Equitable 401(k) Plan.

of, or has a similar affiliation with, another business entity that issues publicly-traded securities, the Independent Trustee shall not share any MNPI regarding that entity with the Investment Adviser or any Sub-Adviser, the Investment Adviser’s or any Sub-Adviser’s representatives, or any other Independent Trustee. If you have a question relating to potential receipt of MNPI or are unsure about whether information is material or non-public, please contact counsel to the Independent Trustees.

This Code does not attempt to identify all possible conflicts of interests and it is important for the Independent Trustees to be sensitive to investments or other activities that may raise conflicts of interest or could result in a violation of the Code. In addition to the specific prohibitions contained in this Code, each Access Person is subject to a general requirement not to engage in any act or practice that would defraud Fund shareholders.

C.	Annual Questionnaire

On an annual basis, Independent Trustees will be asked to complete a questionnaire detailing business affiliations and related matters to confirm the Trustee’s continued independence under the 1940 Act, which will be furnished to counsel to the Independent Trustees and to the Funds’ Investment Adviser. If an Independent Trustee’s business affiliations materially change during the year, such Independent Trustee is required to promptly notify the Chair of the Governance Committee in accordance with a separate policy relating to business affiliations adopted by the Independent Trustees.

D.	Personal Securities Transactions

In connection with the purchase or sale, directly or indirectly, of a Covered Security held or to be acquired by any Portfolio of a Fund, or the purchase or sale, directly or indirectly, of shares of any Portfolio of a Fund, no Independent Trustee shall:

1.	employ any device, scheme or artifice to defraud a Fund or any Portfolio of a Fund;

2.

make to a Fund any untrue statement of a material fact or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

3.	engage in any act, practice or course of business that would operate as a fraud or deceit upon a Fund or any Portfolio of a Fund;

4.	engage in any manipulative practice with respect to a Fund or any Portfolio of a Fund.

Furthermore, each Independent Trustee must comply with the “Board Policy on Investments in 1290 Funds” and the related blackout period, which prohibits each Independent Trustee and each Board Consultant from purchasing or selling shares of any of the 1290 Funds within the period 15 calendar days before or after a meeting of the Board of Trustees or any of its committees.

E.	Securities Transactions in Funds

The Funds have adopted certain policies and procedures discussed in each Fund’s prospectus to discourage disruptive trading activity. The Funds discourage frequent trading of Fund shares by Fund shareholders, including market timing and other program trading or short-term trading strategies, and will not make special arrangements to accommodate such transactions in Fund shares. An Independent Trustee shall comply with the frequent trading policy of the Funds, as the same may be amended from time to time.

II.	Reporting Requirements

A.	Initial and Annual Acknowledgement

Within ten (10) days of being designated an Independent Trustee, and thereafter on an annual basis, each Independent Trustee must execute the attached form of Acknowledgement of Receipt of the Funds’ Code of Ethics (Appendix A), including the acknowledgement that he or she has read the Code and understands that it applies to him or her.

B.	Transactions in Covered Securities

An Independent Trustee shall, no later than 30 days after the end of a calendar quarter, report transactions in Covered Securities only if he or she knew, or in the ordinary course of fulfilling his or her official duties as a trustee or consultant, should have known, that during the 15-day period immediately preceding or following the date of the transaction (or such period prescribed by applicable law), the Covered Security was purchased or sold, or was being considered for purchase or sale, by any Portfolio of a Fund.

The “should have known standard” implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed meeting any of Portfolio’s investment objectives, or that any knowledge is to be imputed because of prior knowledge of any Portfolio’s portfolio holdings, market considerations, or any Portfolio’s investment policies, objectives and restrictions.

Should an Independent Trustee be required to provide a report on transactions in Covered Securities in which such person had any direct or indirect beneficial ownership, that report shall contain the following information:

1.	The date of the transaction, the title, the interest rate and maturity date (if applicable) and the number of shares or the principal amount of each Covered Security involved;

2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	The price at which the transaction was affected;

4.	The name of the broker, dealer or bank with or through whom the transaction was affected; and

5.	The date the report was submitted.

Every Independent Trustee and every Board Consultant shall report the name of any publicly-owned company (or any company anticipating a public offering of its equity Securities) and the total number of its shares beneficially owned by the Independent Trustee or Board Consultant if such total ownership is more than 1⁄2 of 1% of the outstanding shares of the company.

With respect to Sub-Adviser investment presentations (e.g., investment committee meetings), Independent Trustees and Board Consultants in attendance are prohibited from transacting in Covered Securities that have been discussed during such presentations for a period of 15 calendar days following the meeting. The blackout period begins on the date of such presentations.

III.	Compliance with the Code

A.	Investigating Violations of the Code

The Chief Compliance Officer (“CCO”) of the Funds is responsible for investigating any suspected violation of the Code by an Independent Trustee and shall report the results of each investigation to the Board’s Governance Committee, provided that the Governance Committee and/or the Board may determine to appoint counsel to investigate any matter at the Fund’s expense. The Governance Committee is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code.

B.	Remedies

1.

Sanctions: If the Governance Committee determines that an Independent Trustee has committed a violation of the Code, the Governance Committee may impose such sanctions and take such other actions as it deems appropriate, including, among other things, a verbal warning, a letter of caution or warning, a fine, or removal “for cause” by the Board. The Governance Committee may also require the Independent Trustee to reverse a personal securities transaction made in violation of this Code and forfeit any profit or absorb any loss associated or derived as a result of such reversal. An Independent Trustee shall not participate in the Governance Committee’s determination of any remedies to be imposed in connection with his or her violation of the Code.

2.

Sole Authority: The Governance Committee and the Board have the sole authority to determine the remedy for any violation of the Code by an Independent Trustee, including appropriate disposition of any monies forfeited pursuant to this provision.

C.	Annual Reports

At least on an annual basis, the CCO shall provide the Board with: (i) a written report that describes issues that arose under this Code since the prior report, including, but not limited to, information relating to material violations of this Code and any actions taken as a result of such violations; and (ii) a certification that the Funds have adopted procedures reasonably necessary to prevent the Independent Trustees from violating this Code and federal securities laws.

D.	Record Retention Requirements

A copy of this Code shall be preserved in an easily accessible place (including for five (5) years after this Code is no longer in effect).

A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs.

A copy of each report, including any information provided in lieu of the report, made by an Independent Trustee pursuant to this Code shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

A list of all Independent Trustees who are, or within the past five (5) years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

The Funds shall maintain applicable records in accordance with Rule 31a-2 under the 1940 Act, or, as applicable, under no-action letters or interpretations under the 1940 Act.

E.	Amendments

This Code may be amended as necessary or appropriate with the approval of the Board. This Code is subject to interpretation by the Board in its discretion.

IV.	Definitions

A.	General Defined Terms

The following definitions apply for purposes of the Code:

1.

“Access Person” means any individual that should be treated as an “access person” to the Funds, as such term is defined in Rule 17j-1 under the 1940 Act, and includes, without limitation, the Independent Trustees.

2.	“Sub-Adviser” means any entity who pursuant to a contract with a Fund or Investment Adviser, regularly furnishes advice to a Fund with respect to the desirability of investing in, purchasing or selling securities or other property, or is empowered to determine what securities or other property shall be purchased or sold by a Fund.

3.

A security is “being considered for purchase or sale” when a recommendation to purchase or sell a Covered Security for a Fund has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

4.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Section 16 of the Securities Exchange Act of 1934, as amended, (“Exchange Act”) and Rule 16a-1(a)(2) thereunder. A person is a “beneficial owner” of a security for purposes of the Code if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. An indirect pecuniary interest includes, but is not limited to: (1) securities held by members of a person’s immediate family sharing the same household (for example, spouse or equivalent domestic partner, minor children, a relative, such as an adult child, stepchild or parent, who shares the home and to whom a person provides financial support); (2) a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership; (3) a person’s right to dividends that is separated or separable from the underlying securities; (4) a person’s interest in securities held by a trust (for example, where the person or immediate family member is a beneficiary of the trust); and (5) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable. A person will be deemed to have beneficial ownership of securities in his/her individual retirement account and securities in his/her 401(k) account or similar retirement plan, and spousal retirement plan accounts, even if the person has chosen to give someone else investment discretion over the account. A person who has and exercises power of attorney over an account, or who has investment discretion over an account that could hold Covered Securities, is deemed to be a beneficial owner of the account.

5.	“Board” or “Board of Trustees” means the Boards of Trustees of the Funds.

6.

“Covered Security” means any security as defined in Section 2(a)(36) of the 1940 Act including any stock, bond, future, investment contract or any other instrument that may be considered a “security.” The term “Covered Security” is very broad and includes:

i.	Options on securities, on indexes and on currencies;

ii.	All kinds of limited partnerships (e.g., LP, LLP, etc.);

iii.	Foreign unit investment trusts and foreign mutual funds;

iv.	Private investment funds, hedge funds, and investment clubs;

v.	Closed-end mutual funds and unit investment trusts;

vi.	Shares of exchange-traded funds (“ETFs”); and

vii.	Shares of open-end mutual funds registered under the 1940 Act that are managed by an Investment Adviser. Thus, the definition of Covered Security includes shares of the Funds.

“Covered Security” does not include:

i.	Direct obligations of the Government of the United States or any agency thereof;

ii.	Banker’s acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and

iii.	Shares issued by money market funds registered under the 1940 Act; and

iv.	Shares of open-end mutual funds (other than ETFs) registered under the 1940 Act that are not managed by an Investment Adviser.

7.

“Independent Trustee” means a Trustee of a Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act and all consultants to the Board, in anticipation of becoming Independent Trustees (“Board Consultants”).

8.	“Fund” means the 1290 Funds or EQAT and each of their separate series (each a “Portfolio”).

9.

“Investment Adviser” means, with respect to EQAT and its respective Portfolios, Equitable Investment Management Group, LLC; and, with respect to 1290 Funds and its Portfolios, Equitable Investment Management, LLC.

10.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

11.

A “Covered Security held or to be acquired” by any Portfolio or a Fund means (1) any Covered Security which, within the most recent fifteen (15) days, (a) is or has been held by any Portfolio of the Fund, or (b) is being or has been considered for purchase by any Portfolio of the Fund; and (2) any option to purchase or sell and any security convertible into or exchangeable for a Covered Security described in (1) of the definition.

12.	A Covered Security is “being purchased or sold” by any Portfolio of a Fund or other adviser client from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for any Portfolio of the Fund or other adviser client until the time when such program has been fully completed or terminated.

Appendix A

Acknowledgment of Receipt of the Funds’ Code of Ethics

I acknowledge that I have received the [    ] Fund Code of Ethics, dated,    , 20__ (the “Code”), and represent that:

1.

I have read the Code and I understand that it applies to me and to all securities in which I have or acquire a Beneficial Ownership interest. I have read the definition of “Beneficial Ownership” and understand that I may be deemed to have a Beneficial Ownership interest in securities owned by members of my Immediate Family and that securities transactions affected by members of my Immediate Family may therefore be subject to the Code.

2.	I will report all securities transactions required to be reported under Section II of the Code in which I have or acquire a Beneficial Ownership interest.

3.	I will comply with applicable provisions of the Code in all respects.

Trustee’s Signature

Name (Print)

Date